 Exhibit 99.1

NEWS
RELEASE

2010-07

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL REPORTS SECOND QUARTER 2010 RESULTS

HOUSTON, TEXAS, August 5, 2010 – Frontier Oil Corporation (NYSE: FTO) today announced quarterly net income of $66.1 million, or $0.63 per diluted share, for the quarter ended June 30, 2010, compared to a net loss of $57.9 million, or $0.56 per share, for the quarter ended June 30, 2009.  For the six months ended June 30, 2010, net income totaled $25.9 million, or $0.25 per diluted share, compared to net income of $78,000, or $0.00 per diluted share, for the comparable period in 2009.  Second quarter results benefitted from significant improvements in crude oil differentials and distillate margins and from reductions in operating expenses at both refineries.  Second quarter 2010 results included an after-tax hedging gain of $17.5 million, or $0.17 per diluted share, compared to an after-tax hedging loss of $18.4 million, or $0.18 per share, for the second quarter 2009.

Frontier’s light/heavy crude differential averaged $9.33 per barrel in the second quarter of 2010, more than double the $4.53 average per barrel in the same period of 2009.  The WTI/WTS differential averaged $2.11 per barrel in the second quarter of 2010, also more than double the $1.02 average per barrel in the second quarter of 2009.  Frontier’s total charges for the second quarter of 2010 averaged 191,017 barrels per day (“bpd”), up from an average 181,151 bpd in the second quarter of 2009.

Distillate crack spreads strengthened in the second quarter as a result of continued improvement in demand.  According to the Department of Energy (DOE), U.S. implied demand for distillates in the second quarter of 2010 increased more than 8% over the same period in 2009.  As a result, Frontier’s diesel crack spread increased to an average $13.81 per barrel in the second quarter of 2010, a 120% increase from an average $6.28 per barrel in the second quarter of 2009.  Frontier’s gasoline crack spread was down slightly, averaging $10.02 per barrel in the most recent quarter from an average $10.85 per barrel in the same period of 2009.

Refinery operating costs before depreciation decreased by 12% to $64.0 million in the second quarter of 2010 from $72.6 million in the same period of 2009.  These reductions included the reversal of $4.2 million in previously accrued expenses related to an EPA complaint at the Cheyenne Refinery.

Frontier’s Chairman, President and CEO, Mike Jennings, commented, “Frontier’s second quarter profitability reflected the value of consistent operations and high throughput at both refineries, attractive regional product margins, and improved crude oil differentials.  We also achieved significant operating cost improvements and are making substantial progress toward our stated goals in this area.”

“We suffered a recent setback in Cheyenne as a result of a fire near our crude unit,” Jennings continued, “and our third quarter production and costs will reflect this outage, which is expected to last approximately two to three weeks.  Despite this event, our Cheyenne refinery has been delivering on its cost reduction and yield improvement goals.  Still ahead of us is the completion of Cheyenne’s LPG recovery project, which is scheduled to come online in mid-2011.”

“On a macro level, we are seeing increases in U.S. and Canadian crude production, as well as completion of line fill injections for new pipeline capacity.  As a result of these and other fundamentals, heavy crude differentials have widened to the point that coking economics are once again attractive at both Frontier refineries.  Overall U.S. gasoline and diesel demand continues to grow, albeit slowly, and we believe that refinery margins will follow this slow but steady recovery in the general economy,” Jennings said.

For the three months ended June 30, 2010, Frontier generated $126.8 million in cash flow before changes in working capital, invested $18.2 million in capital expenditures, and at June 30, 2010, maintained a cash balance of $444.2 million which exceeded debt by $96.6 million.  As of June 30, 2010, the Company had $533.0 million of working capital and no cash borrowings under the Company’s revolving credit facility, which had $259.7 million of borrowing base availability for cash borrowings at quarter end.

Conference Call

A conference call is scheduled for today, August 5, 2010, at 10:00 a.m. central time to discuss the financial results.  To access the call, which is open to the public, please dial (800) 447-0521 (international callers (847) 413-3238), passcode 27431042.  A recorded replay of the call may be heard through August 19, 2010 by dialing (888) 843-8996 (international callers (630) 652-3044), passcode 27431042.  In addition, the real-time conference call and a recorded replay will be available via webcast by registering from the Investor Relations page of our website www.frontieroil.com.

Frontier operates a 135,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Six Months Ended		Three Months Ended
	June 30,		June 30,
		As Adjusted (1)		As Adjusted (1)
	2010	2009	2010	2009
INCOME STATEMENT DATA ($000s except per share)
Revenues	$2,821,024	$1,948,092	$1,548,880	$1,101,844
Raw material, freight and other costs	2,561,055	1,724,729	1,337,291	1,081,103
Refining operating expenses, excluding depreciation	139,023	148,474	64,038	72,598
Selling and general expenses, excluding depreciation	22,196	25,287	11,220	12,866
Gain on sale of assets	(1)	-	-	-
Operating income (loss) before depreciation	98,751	49,602	136,331	(64,723)
Depreciation, amortization and accretion	40,847	36,127	20,340	17,983
Operating income (loss)	57,904	13,475	115,991	(82,706)
Interest expense and other financing costs	15,281	14,337	8,046	6,917
Interest and investment income	(1,095)	(1,287)	(568)	(771)
Provision (benefit) for income taxes	17,868	347	42,399	(30,980)
Net income (loss)	$25,850	$78	$66,114	$(57,872)
Diluted earnings (loss) per share of common stock	$0.25	$0.00	$0.63	$(0.56)
Average diluted shares outstanding (000s)	105,316	104,697	105,578	103,499

OTHER FINANCIAL DATA ($000s)
Adjusted EBITDA (2)	$98,751	$49,602	$136,331	$(64,723)
Cash flow before changes in working capital (3)	93,398	63,835	126,824	(25,423)
Working capital changes	(23,516)	32,909	(109,186)	(66,065)
Net cash provided by (used in) operating activities	69,882	96,744	17,638	(91,488)
Net cash used by investing activities	(40,743)	(76,709)	(18,229)	(43,966)
Net cash used by financing activities	(10,179)	(15,210)	(1,850)	(7,911)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	181,714	181,810	191,017	181,151
Gasoline yields	87,590	83,248	92,167	83,723
Diesel yields	70,177	72,418	74,215	74,059
Total sales	183,839	185,291	195,120	191,106

Refinery operating margins information ($ per bbl)
Refined products revenue	$84.01	$58.15	$85.63	$64.87
Raw material, freight and other costs (1)	76.97	51.43	75.32	62.17
Refinery operating expenses, excluding depreciation	4.18	4.43	3.61	4.17
Depreciation, amortization and accretion	1.22	1.07	1.14	1.03

Cheyenne Refinery average laid-in crude oil differential ($ per bbl) (4)	$4.17	$4.60	$5.45	$3.42
Cheyenne Refinery average light/heavy crude oil differential ($ per bbl)	8.76	5.39	11.06	4.93
El Dorado Refinery average laid-in crude oil differential ($ per bbl) (4)	2.34	4.13	3.04	2.07
El Dorado Refinery average WTI/WTS differential ($ per bbl)	1.94	1.36	2.11	1.02
El Dorado Refinery average light/heavy crude oil differential ($ per bbl)	6.16	5.72	8.37	3.90

BALANCE SHEET DATA ($000s)	At June 30, 2010		At December 31, 2009
Cash, including cash equivalents (a)		$444,240		$425,280
Working capital		533,011		498,190
Short-term and current debt (b)		-		-
Total long-term debt (c)		347,626		347,485
Shareholders' equity (d)		972,447		943,976
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-11.0%		-9.0%

(1)
During the fourth quarter of 2009, the Company changed its crude oil, unfinished and finished product inventory valuation method to the LIFO method from the FIFO method.  The comparative financial statements for 2009 have been adjusted to apply the new method retrospectively.

(2)
Adjusted EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the Adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company.  Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies.  Adjusted EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures.  Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s Adjusted EBITDA for the six and three months ended June 30, 2010 and 2009 is reconciled to net income as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
		As Adjusted (1)		As Adjusted (1)
	2010	2009	2010	2009

Net income (loss)	$25,850	$78	$66,114	$(57,872)
Add provision (benefit) for income taxes	17,868	347	42,399	(30,980)
Add interest expense and other financing costs	15,281	14,337	8,046	6,917
Subtract interest and investment income	(1,095)	(1,287)	(568)	(771)
Add depreciation, amortization and accretion	40,847	36,127	20,340	17,983
Adjusted EBITDA	$98,751	$49,602	$136,331	$(64,723)

(3)
Cash flow before changes in working capital represents cash flow excluding the effects of changes to cash flow related to changes in working capital.  Cash flow before changes in working capital is not a calculation based upon generally accepted accounting principles; however, the amounts included in the cash flow before changes in working capital calculation are derived from amounts included in the consolidated financial statements of the Company.  Cash flow before changes in working capital is presented here because the Company believes it enhances an investor’s understanding of Frontier’s cash flow irrespective of the cash used in or provided by the working capital accounts.  Frontier’s cash flow before changes in working capital for the six and three months ended June 30, 2010 and 2009 is reconciled to net income as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
		As Adjusted (1)		As Adjusted (1)
	2010	2009	2010	2009
Net income (loss)	$25,850	$78	$66,114	$(57,872)
Depreciation, amortization and accretion, including amortization of deferred turnaround costs	50,346	46,041	24,885	23,004
Deferred income tax provision	13,145	4,522	36,615	1,427
Stock-based compensation expense	8,613	10,753	4,893	5,472
Excess income tax benefits of stock-based compensation	(101)	(151)	(38)	(77)
Amortization of debt issuance costs	744	744	372	372
Senior notes discount amortization	141	129	71	65
Allowance for investment loss and bad debts	(52)	500	-	-
Gain on sales of assets	(1)	-	-	-
(Decrease) increase in other long-term liabilities	(6,187)	2,475	(6,632)	1,720
Changes in deferred turnaround costs, deferred cataylst costs and other	900	(1,256)	544	466
Cash flow before changes in working capital	93,398	63,835	126,824	(25,423)
Changes in working capital from operations	(23,516)	32,909	(109,186)	(66,065)
Net cash provided by (used in) operating activities	$69,882	$96,744	$17,638	$(91,488)

(4)
Average laid-in crude oil differential is the weighted average differential between the NYMEX WTI crude oil price and the composite cost of all crude oil purchased and delivered to the Company’s Refineries.

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